Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports Strong Fourth Quarter and Full-Year Financial Results
HOUSTON, TEXAS, March 1, 2010—El Paso Corporation (NYSE:EP) is today reporting fourth quarter and full-year 2009 financial and operational results for the company. Key highlights include:
•	$0.34 adjusted diluted earnings per share (EPS) for fourth quarter 2009, a 62 percent increase versus fourth quarter 2008

•	Exploration and Production (E&P) per-unit cash operating costs improved 8 percent for the year to $1.82 per thousand cubic feet equivalent per day (Mcfe)

•	$1.57 per Mcfe domestic reserve replacement costs before price-related revisions — 45 percent lower than 2008

•	Updating E&P 2010 guidance:
•	Production guidance raised to 740 — 780 million cubic feet equivalent per day (MMcfe/d), including Four Star Oil & Gas Company (Four Star)

•	Per-unit cash costs guidance lowered to $1.85 — $2.15 per Mcfe
•	$1.5 billion commitments received for Ruby Pipeline financing
“Our fourth quarter results reflect a strong finish to an exceptional 2009 performance for team El Paso,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “I am extremely proud of the way our management team and employees delivered on our goals in one of the most challenging economic environments since the Great Depression. Our pipelines delivered excellent earnings growth, while continuing to execute very well on the construction of our backlog of pipeline and LNG projects. In addition, the operating performance of our E&P company was the best since I joined the company in 2003. We further reduced our cost structure, delivered excellent reserve growth and reserve replacement metrics, generated significant cash flow in excess of capital expenditures, and substantially increased our inventory of low-risk, repeatable drilling opportunities. We are off to a strong start and have already made significant progress towards our 2010 goals.”
A summary of financial results for the quarters and 12-month periods ended December 31, 2009 and 2008 is as follows:

	Quarters Ended		Twelve Months Ended
Financial Results	December 31,		December 31,
($ in millions, except per share amounts)	2009	2008	2009	2008

Net income (loss) attributable to El Paso Corporation (EPC)	$274	$(1,678)	$(539)	$(823)
Preferred stock dividends	9	9	37	37

Net income (loss) attributable to EPC common stockholders	$265	$(1,687)	$(576)	$(860)

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.38	$(2.43)	$(0.83)	$(1.24)

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.36	$(2.43)	$(0.83)	$(1.24)

Items Impacting Quarterly Results
Fourth quarter 2009 and 2008 net income includes the following items:

Fourth Quarter 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$265	$0.36
Adjustments[1]
Ceiling test charges	$38	$38	$0.05
Change in legacy derivative contracts and other legacy items[2]	17	11	0.01
Tax benefit from liquidation of foreign entities	—	(88)	(0.11)
Restructuring costs	22	14	0.02
Impact of E&P financial derivatives[3]	9	6	0.01

Adjusted EPS[4]			$0.34

[1]	All adjustments assume a 36 percent tax rate, except for the international ceiling test charges, and assume 767 million diluted shares

[2]	Legacy items consist of power contracts, natural gas contracts, environmental remediation and an indemnification

[3]	Includes $151 million of gains on financial derivatives, adjusted for $160 million of realized gains from cash settlements

[4]	Reflects fully diluted shares of 767 million and includes a $12 million income impact from dilutive securities

Adjusted EPS for the quarter does not include $49 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged October through December 2009 production that were realized in the first quarter of 2009.

Fourth Quarter 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income (loss) attributable to EPC common stockholders		$(1,687)	$(2.43)
Adjustments[1]
Ceiling test charges and Four Star impairment	$2,785	$2,015	$2.90
Change in legacy derivative contracts and other legacy items[2]	(49)	(31)	(0.04)
Tax benefit from liquidation of foreign entities	—	(40)	(0.06)
Change in fair value of production-related derivatives in Marketing	(9)	(6)	(0.01)
Impact of E&P financial derivatives[3]	(164)	(105)	(0.15)

Adjusted EPS[4]			$0.21

[1]	All adjustments assume a 36 percent tax rate, except for the international portion of ceiling test charges, and assume 694 million diluted shares

[2]	Legacy items consist of power contracts and an indemnification

[3]	Includes $241 million of gains on financial derivatives, adjusted for $77 million of realized gains from cash settlements

[4]	Reflects fully diluted shares of 754 million and includes a $9 million income impact from dilutive securities
Financial Results—Twelve Months Ended December 31, 2009
For the 12 months ended December 31, 2009, El Paso reported a net loss attributable to EPC common stockholders of $576 million, or $0.83 per diluted share, compared with net loss of $860 million, or $1.24 per diluted share, for full year 2008. Earnings for 2009 and 2008, after adjusting for ceiling test charges, impacts of E&P financial derivatives and other items, were $1.29 and $1.31 per diluted share, respectively. A schedule of items impacting annual results is attached as an appendix to this release.

Business Unit Financial Results

	Quarters Ended		Twelve Months Ended
Segment EBIT	December 31,		December 31,
($ in millions)	2009	2008	2009	2008

Pipeline Group	$367	$319	$1,416	$1,273
Exploration and Production	187	(2,526)	(1,349)	(1,448)
Marketing	(14)	27	20	(104)
Power	—	(3)	(25)	1
Corporate and Other	4	49	8	124

	$544	$(2,134)	$70	$(154)

Pipeline Group
The Pipeline Group’s EBIT for the quarter ended December 31, 2009 was $367 million, compared with $319 million for the same period in 2008. Fourth quarter 2009 results benefited from higher reservation revenues due to numerous expansion projects that went into service throughout 2008 and 2009 including the Medicine Bow, Carthage, Cheyenne Plains compression expansion, WIC Piceance Lateral and Concord Lateral expansions, and the High Plains Pipeline and Totem Gas Storage projects. Fourth quarter 2009 results were also favorably impacted compared to fourth quarter 2008 due to lower maintenance expense associated with repairs for damages from Hurricanes Ike and Gustav. In addition, fourth quarter 2009 results include an $8 million gain from the sale of CIG’s Natural Buttes compressor station and gas processing plant. During the fourth quarter of 2008, the company recorded a $14 million impairment of its EPNG Arizona gas storage project.
Fourth quarter 2009 pipeline throughput decreased from the fourth quarter of 2008, as incremental volumes from the recent expansions listed above helped offset weaker demand due to slower economic conditions. However, throughput has no material impact to near-term financial results because a significant portion of pipeline revenues are derived from demand charges under long-term contracts.

	Quarters Ended
Pipeline Group Results	December 31,
($ in millions)	2009	2008

EBIT before noncontrolling interests	$394	$330
Net income attributable to noncontrolling interests	(27)	(11)

EBIT	$367	$319
DD&A	$104	$100

Total throughput (BBtu/d)[1]	17,885	19,067

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment reported EBIT of $187 million for the quarter ended December 31, 2009, compared with an EBIT loss of $2.5 billion for the same period in 2008. Fourth quarter 2009 EBIT includes $38 million of non-cash ceiling test charges in the company’s Brazilian and Egyptian full cost pools, primarily driven by lower prices and a reserve revision in Brazil, as well as a $9 million non-cash impairment of a domestic processing plant. Fourth quarter 2008 results include $2.7 billion of non-cash ceiling test charges in the company’s domestic and Brazilian full cost pools as well as a $125 million non-cash impairment related to the company’s investment in Four Star. After considering these charges, the primary reasons for the decline in E&P segment reported EBIT from 2008 to 2009 were overall lower commodity prices and lower gains on financial derivatives, partially offset by reduced operating expenses.
Fourth quarter 2009 production volumes averaged 742 MMcfe/d, including 69 MMcfe/d of Four Star unconsolidated affiliate volumes. Fourth quarter 2008 production volumes averaged 752 MMcfe/d, including 73 MMcfe/d of Four Star unconsolidated affiliate volumes. Total per-unit cash operating costs decreased to an average of $1.81 per Mcfe in fourth quarter 2009, down from $2.09 per Mcfe for the same period in 2008. The E&P segment reduced its cash operating costs per unit through greater operating efficiencies and lower service costs.

	Quarters Ended
Exploration and Production Results	December 31,
($ in millions, except price and unit cost amounts)	2009	2008

Physical sales — natural gas, oil, condensate and NGL revenue	$310	$370
Realized and unrealized gains on financial derivatives[1]	151	241
Other revenues	15	12

Total operating revenues	$476	$623
Operating expenses[2]	(291)	(3,016)
Other income (expenses)[3]	2	(133)

EBIT	$187	$(2,526)
DD&A	$106	$199
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	585	587
Oil, condensate, and NGL sales volumes (MBbls/d)	15	15
Total consolidated equivalent sales volumes (MMcfe/d)	673	679
Four Star total equivalent sales volumes (MMcfe/d)[3]	69	73

Total combined	742	752

Weighted average realized prices, including financial derivative settlements
Natural gas ($/Mcf)	$7.46	$6.79
Oil, condensate, and NGL ($/Bbl)[4]	$87.05	$54.84

Transportation costs
Natural gas ($/Mcf)	$0.28	$0.28
Oil, condensate, and NGL ($/Bbl)	$0.50	$0.94

Per-unit costs ($/Mcfe)
DD&A	$1.71	$3.19
Cash operating costs[5]	$1.81	$2.09

[1]	Includes gains of $84 million in 2009 and $39 million in 2008 reclassified from accumulated other comprehensive income/loss associated with accounting hedges

[2]	2009 includes $38 million of ceiling test charges and 2008 includes a ceiling test charge of $2.7 billion

[3]	Four Star is an equity investment. Volumes disclosed represent the company’s proportionate share; 2008 includes a $125 million non-cash impairment of the company’s investment in Four Star

[4]	Fourth Quarter 2009 realized price includes approximately $49 million of the $186 million received in the first quarter of 2009 related to the early settlement of $110 per barrel oil derivative contracts originally scheduled to settle October through December of 2009

[5]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
The company actively manages its exposure to commodity prices using various hedging strategies. In 2009, the company reported a gain of $687 million on its price-related E&P financial derivatives.
As of March 1, 2010, El Paso had derivative positions that provide price protection for approximately 80 percent of its estimated 2010 domestic natural gas production. The natural gas positions have an average floor price of $6.41 per million British thermal unit (MMBtu) on 174.9 trillion British thermal units (TBtu) and an average ceiling price of $7.24 per MMBtu on 112.4 TBtu. The company also has derivative positions that provide protection for approximately 4.65 million barrels, or substantially all of the company’s expected 2010 oil production. These positions have an average floor price of $76.20 per barrel and an average ceiling of $81.97 per barrel. For 2011, El Paso has natural gas positions that provide an average floor price of $6.00 per MMBtu and an average ceiling price of $8.66 per MMBtu on 136 TBtu. The company also has oil positions with an average floor price of $80.00 per barrel and an average ceiling price of $95.56 per barrel on 2.01 million barrels. Further information on the company’s hedging activities will be available in El Paso’s 2009 Form 10-K.
Other Operations
Marketing
The Marketing segment reported an EBIT loss of $14 million for the quarter ended December 31, 2009, compared with EBIT of $27 million for the same period in 2008. Changes in the fair value of natural gas derivatives resulted in losses of $7 million in fourth quarter 2009 and $11 million for the same period in 2008. Fourth quarter 2009 also includes a $5 million mark-to-market (MTM) loss on remaining Pennsylvania-New Jersey-Maryland power contracts, compared with a $37 million gain in the fourth quarter of 2008. Fourth quarter 2008 also benefited from a $9 million gain related to the derivatives intended to manage the price risk of the company’s natural gas and oil production.

Corporate and Other
During the fourth quarter of 2009, Corporate and Other reported EBIT of $4 million, compared with $49 million for the same period in 2008. Fourth quarter 2008 results include a $16 million gain on the sale of the company’s South Boston oil terminal and a $16 million MTM gain related to changes in fair value of a legacy indemnification from the sale of an ammonia facility.
Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of a review of its 2009 results on March 1, 2010, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 55674209) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through March 12, 2010, by dialing (800) 642-1687 (conference ID # 55674209). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The Securities and Exchange Commission (SEC)’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Definitions and additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates. The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all El Paso’s businesses and investments using the same performance measure analyzed internally by our management and so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to noncontrolling interests.
Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test and other impairment charges divided by total equivalent production. It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.
Adjusted EPS is defined as earnings per share adjusted for items that we consider to be significant to understanding our underlying performance for a given period and to allow them to understand significant items impacting our results. Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding significant items impacting our results. For 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the loss related to the sale of notes receivable relating to Porto Velho sale, tax benefit from liquidation of foreign entities, restructuring costs, impact of E&P financial derivatives, and the effect of the change in the number of diluted shares. For 2008, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding ceiling test charges and Four Star impairment, changes in legacy derivative contracts and other legacy items, Case Corporation indemnification, the gain on sale of portion of telecommunications business, tax benefit from liquidation of foreign entities, changes in fair value of the production-related derivatives in Marketing, impact of E&P financial derivatives, and the effect of the change in the number of diluted shares.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings per share or other GAAP operating measurements.
Reserve Metric
El Paso calculates reserve replacement costs, to measure our ability to establish a long-term trend of adding reserves at a reasonable cost in our core asset areas. It is important for us to economically find and develop new reserves that will more than offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves. We calculate reserve replacement costs to assess the cost of adding reserves which is ultimately included in depreciation, depletion and amortization expense. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core asset areas at lower costs than our competition. We calculate this metric as follows:

Reserve replacement costs/Mcfe	Total oil and gas capital costs[1]
Sum of reserve additions[2]

[1]	Total oil and gas capital costs include the costs of development, exploration and property acquisition activities conducted to add reserves and exclude asset retirement obligations.

[2]	Reserve additions include proved reserves and reflect reserve revisions for prices and performance, extensions, discoveries and other additions and acquisitions and do not include unproved reserve quantities or proved reserve additions attributable to investments accounted for using the equity method.
Our domestic reserve replacement costs calculation excludes the impact of price revisions on reserves to demonstrate the effectiveness of our domestic drilling program exclusive of economic factors (such as price) outside of our control.
The reserve replacement costs per unit is a statistical indicator that has limitations, including its predictive and comparative value.
The exploration for and the acquisition and development of natural gas and oil reserves is inherently uncertain as further discussed in the Company’s SEC filings. One of these risks and uncertainties is our ability to spend sufficient capital to increase our reserves. While we currently expect to spend such amounts in the future, there are no assurances as to the timing and magnitude of these expenditures or the classification of the proved reserves as developed or undeveloped.
This reserve metric may not be comparable to similarly titled measurements used by other companies.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to achieve the targeted costs savings from the announced reorganization; complete planned asset sales; change management risk associated with the reorganization; our ability to pay the dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2010 plan and updated guidance, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our E&P; our ability to successfully identify and finance new Midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to close the project financing for Ruby, including our ability to satisfy various conditions precedent such as execution of definitive loan agreements, receipt of regulatory approvals for the project, execution of transportation agreements and associated credit support arrangements and completion of due diligence by the lenders; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects on time within budget; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) SEC filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Media Relations
Bruce Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

Appendix to El Paso Corporation March 1, 2010 Earnings Press Release
Items Impacting full year results

Twelve Months Ended December 31, 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income (loss) attributable to EPC common stockholders		$(576)	$(0.83)
Adjustments[1]
Ceiling test charges	$2,123	$1,387	$1.99
Change in legacy derivative contracts and other legacy items[2]	(45)	(29)	(0.04)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03
Tax benefit from liquidation of foreign entities	—	(88)	(0.13)
Restructuring costs	22	14	0.02
Impact of E&P financial derivatives [3]	323	206	0.30
Effect of change in number of diluted shares	—	—	(0.05)

Adjusted EPS[4]			$1.29

[1]	All adjustments assume a 36 percent tax rate, except for the international portion of ceiling test charges and loss on sale of notes receivable relating to the Porto Velho sale, and assume 696 million diluted shares

[2]	Legacy items consist of power contracts, natural gas contracts, environmental remediation, and an indemnification

[3]	Includes $687 million of gains on financial derivatives, adjusted for $1,010 million of realized gains from cash settlements

[4]	Reflects fully diluted shares of 756 million and includes a $37 million income impact from dilutive securities

Twelve Months Ended December 31, 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income (loss) attributable to EPC common stockholders		$(860)	$(1.24)
Adjustments[1]
Ceiling test charges and Four Star impairment	$2,794	$2,024	$2.90
Change in legacy derivative contracts and other legacy items[2]	53	22	0.04
Case Corporation indemnification	(65)	(27)	(0.04)
Gain on sale of portion of telecommunications business	(18)	(12)	(0.01)
Tax benefit from liquidation of foreign entities	—	(40)	(0.06)
Change in fair value of production-related derivatives in Marketing	50	32	0.04
Impact of E&P financial derivatives [3]	(287)	(183)	(0.26)
Effect of change in number of diluted shares	—	—	(0.06)

Adjusted EPS[4]			$1.31

[1]	All adjustments assume a 36 percent tax rate, except the international portion of the ceiling test charges, the Case Corporation indemnification, and other legacy litigation adjustments, and assume 696 million diluted shares

[2]	Legacy items consist of power contracts, an indemnification, and other litigation adjustments

[3]	Includes $196 million of gains on financial derivatives, adjusted for $91 million of realized losses from cash settlements

[4]	Reflects fully diluted shares of 766 million and includes a $48 million income impact from dilutive securities

EL PASO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
($ in millions, except per common share amounts)
(unadited)

	Quarters Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating revenues	$1,193	$1,343	$4,631	$5,363

Operating expenses
Cost of products and services	49	50	207	245
Operation and maintenance	347	316	1,257	1,190
Ceiling test charges	38	2,661	2,123	2,669
Depreciation, depletion and amortization	214	302	867	1,205
Taxes, other than income taxes	47	54	228	284

	695	3,383	4,682	5,593

Operating income (loss)	498	(2,040)	(51)	(230)

Earnings from unconsolidated affiliates	25	(93)	67	48
Other income, net	48	10	119	62
Noncontrolling interests	(27)	(11)	(65)	(34)

	46	(94)	121	76

Earnings (loss) before interest expense and income taxes (EBIT)	544	(2,134)	70	(154)

Adjustment for noncontrolling interests	27	11	65	34
Interest and debt expense	(244)	(239)	(1,008)	(914)

Income (loss) before income taxes	327	(2,362)	(873)	(1,034)

Income tax expense (benefit)	26	(695)	(399)	(245)

Net income (loss)	301	(1,667)	(474)	(789)

Net income attributable to noncontrolling interests	(27)	(11)	(65)	(34)

Net income (loss) attributable to El Paso Corporation (EPC)	274	(1,678)	(539)	(823)

Preferred stock dividends	9	9	37	37

Net income (loss) attributable to EPC’s common stockholders	$265	$(1,687)	$(576)	$(860)

Basic and diluted earnings (loss) per common share
Basic earnings per common share
Net income (loss) attributable to EPC’s common stockholders	$0.38	$(2.43)	$(0.83)	$(1.24)

Diluted earnings per common share
Net income (loss) attributable to EPC’s common stockholders	$0.36	$(2.43)	$(0.83)	$(1.24)

Weighted average common shares outstanding
Basic	696	694	696	696

Diluted	767	694	696	696

Dividends declared per EPC’s common share	$0.01	$0.05	$0.16	$0.18

EL PASO CORPORATION
SEGMENT INFORMATION
($ in millions)
(unaudited)

	2009				2008				Year-to-Date
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2009	2008	2007

Operating revenues
Pipelines	$733	$650	$667	$717	$720	$646	$628	$690	$2,767	$2,684	$2,494
Exploration and Production	700	309	343	476	603	655	881	623	1,828	2,762	2,300
Marketing	53	15	(26)	(13)	(57)	(146)	89	31	29	(83)	(219)
Power	—	—	—	—	—	—	—	—	—	—	—
Corporate and other, including eliminations (1)	(2)	(1)	(3)	13	3	(2)	—	(1)	7	—	73

Consolidated total	$1,484	$973	$981	$1,193	$1,269	$1,153	$1,598	$1,343	$4,631	$5,363	$4,648

Depreciation, depletion and amortization
Pipelines	$104	$102	$104	$104	$99	$99	$97	$100	$414	$395	$373
Exploration and Production	150	91	93	106	212	197	191	199	440	799	780
Marketing	—	—	—	—	—	—	—	—	—	—	3
Power	—	—	—	1	—	—	—	1	1	1	1
Corporate and other (1)	2	4	3	3	2	2	4	2	12	10	19

Consolidated total	$256	$197	$200	$214	$313	$298	$292	$302	$867	$1,205	$1,176

Operating income (loss)
Pipelines	$367	$285	$294	$335	$357	$263	$241	$291	$1,281	$1,152	$1,111
Exploration and Production	(1,675)	76	97	185	226	281	528	(2,393)	(1,317)	(1,358)	886
Marketing	52	10	(28)	(14)	(60)	(154)	82	29	20	(103)	(234)
Power	(3)	(5)	(6)	(7)	(8)	(5)	(5)	(4)	(21)	(22)	(26)
Corporate and other (1)	(10)	25	(28)	(1)	35	36	(7)	37	(14)	101	(92)

Consolidated total	$(1,269)	$391	$329	$498	$550	$421	$839	$(2,040)	$(51)	$(230)	$1,645

EBIT
Pipelines	$396	$327	$326	$367	$381	$295	$278	$319	$1,416	$1,273	$1,265
Exploration and Production	(1,685)	61	88	187	242	304	532	(2,526)	(1,349)	(1,448)	909
Marketing	52	10	(28)	(14)	(60)	(153)	82	27	20	(104)	(202)
Power	4	(21)	(8)	—	(2)	12	(6)	(3)	(25)	1	(37)
Corporate and other (1)	(7)	31	(20)	4	39	41	(5)	49	8	124	(283)

Consolidated total	$(1,240)	$408	$358	$544	$600	$499	$881	$(2,134)	$70	$(154)	$1,652

E&P Cash Costs

	4Q 2009		4Q2008		2009		2008
	$ MM	$/Mcfe	$ MM	$/Mcfe	$ MM	$/Mcfe	$ MM	$/Mcfe

Total operating expenses	$291	$4.70	$3,016	$48.25	$3,145	$12.46	$4,120	$15.16
Depreciation, depletion and amortization	(106)	(1.71)	$(199)	(3.19)	(440)	(1.74)	$(799)	(2.94)
Transportation costs	(16)	(0.26)	$(16)	(0.26)	(66)	(0.26)	$(79)	(0.29)
Cost of products	(10)	(0.17)	$(10)	(0.16)	(31)	(0.13)	$(38)	(0.14)
Ceiling test charges	(38)	(0.61)	$(2,660)	(42.55)	(2,123)	(8.41)	$(2,669)	(9.82)
Impairments	(9)	(0.14)	—	—	(25)	(0.10)	—	—

Total (2)	$112	$1.81	$131	$2.09	$460	$1.82	$535	$1.97
Total equivalent volumes (Mmcfe) (2)		61,927		62,513		252,432		271,673

(1)	Includes our corporate businesses, telecommunications business and residual assets and liabilities of previously sold or discontinued businesses.

(2)	Excludes volumes and costs associated with equity investments in Four Star